            EXHIBIT 24

POWER OF ATTORNEY

            The undersigned constitutes and appoints Laurel Grammig as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form 4s reflecting sales of the stock of Brown & Brown, Inc. owned by the undersigned for the period commencing June 3, 2005, and ending upon the earlier of June 30, 2005, or such date as this Power of Attorney shall be revoked in writing by the undersigned.

_____    /S/ C. ROY BRIDGES                                 ______________

C. Roy Bridges, Regional Executive Vice President

Brown & Brown, Inc.

Dated:  June 3, 2005